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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                                                                     NINE MONTHS
                                                  FOR THE YEARS ENDED DECEMBER 31                       ENDED
                                       ---------------------------------------------------------    SEPTEMBER 30,
(IN THOUSANDS, EXCEPT RATIO)              2001       2002         2003       2004        2005           2006
----------------------------           --------   ---------   ---------   ---------   ----------   --------------
                                                                                      (Restated)
Earnings:
   Earnings from continuing
      operations before income taxes    ($6,844)   ($18,212)   ($13,292)   ($16,643)   ($14,394)      ($21,594)
   Fixed charges                             99         583         581         202         787          1,875
                                       --------   ---------   ---------   ---------   ---------      ---------
Total earnings before fixed charges     ($6,745)   ($17,629)   ($12,711)   ($16,441)   ($13,607)      ($19,719)
                                       ========   =========   =========   =========   =========      =========
Fixed Charges:
   Interest expense                    $      0   $     480   $     506   $     102   $     661      $   1,779
   Rental interest factor                    99         103          75         100         126             96
                                       --------   ---------   ---------   ---------   ---------      ---------
Total fixed charges                    $     99   $     583   $     581   $     202   $     787      $   1,875
                                       ========   =========   =========   =========   =========      =========

Ratio of earnings to fixed  charges          --          --          --          --          --             --

Deficiency of earnings to fixed
   charges                              ($6,844)   ($18,212)   ($13,292)   ($16,643)   ($14,394)      ($21,594)